As filed with the Securities and Exchange Commission on December 14, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MAGELLAN PETROLEUM CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	06-0842255
(State or Other Jurisdiction of incorporation)	(IRS Employer Identification Number)

7 Custom House Street

Portland, Maine 04101

(207) 619-8500

(Address, Including Zip Code, and Telephone Number, including area code, of Registrant’s Principal Executive Offices)

MAGELLAN PETROLEUM CORPORATION

1998 STOCK INCENTIVE PLAN

(Full Title of Plan)

William H. Hastings Chief Executive Officer Magellan Petroleum Corporation 7 Custom House Street Portland, ME 04101 (207) 619-8500	With a copy to: Edward B. Whittemore, Esq. Murtha Cullina LLP CityPlace, 29th Floor 185 Asylum Street Hartford, Connecticut 06103 Telephone: (860) 240-6075
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Amount to be Registered (1)(2)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)(4)	Amount of registration fee
Common Stock, $.01 par value	2,000,000 shares (3)	$2.15	$4,300,000	$306.59

(1)	Pursuant to Rule 416(c) of the Securities Act of 1933, the number of shares being registered shall include an indeterminate number of additional shares which may become issuable as a result of stock splits, stock dividends, or similar transactions in accordance with the anti-dilution provisions of the 1998 Stock Incentive Plan, as amended.
(2)	Estimated pursuant to paragraphs (c) and (h) of Rule 457 solely for the purpose of calculating the registration fee, based upon the average of the reported high and low sales prices for the Common Stock of Magellan Petroleum Corporation as reported on the NASDAQ Capital Market on December 10, 2010.
(3)	Additional shares that are available for grant under the 1998 Stock Incentive Plan, as amended, and approved by the registrant’s shareholders at the registrant’s Annual Meeting of Shareholders held on December 8, 2010.
(4)	Calculated pursuant to Section 6(b) of the Securities Act of 1933 as follows: proposed maximum aggregate offering price multiplied by .00007130.

EXPLANATORY NOTE

This Registration Statement on Form S-8 relates to the additional 2,000,000 shares of Common Stock, par value $.01 per share (“Common Stock”), of Magellan Petroleum Corporation (the “Company”) authorized for issuance under the 1998 Magellan Petroleum Corporation Stock Incentive Plan as amended and restated on December 8, 2010 (the “Stock Incentive Plan”). The authorization of the additional 2,000,000 shares of Common Stock under the Stock Incentive Plan was approved by the Company’s shareholders at the annual meeting of shareholders held on December 8, 2010.

Pursuant to General Instruction E to Form S-8, the contents of the Registration Statement on Form S-8, File No. 333-162668, filed by the Company on October 26, 2009 are hereby incorporated herein by reference and made a part hereof, except to the extent that such contents are modified or superseded hereby.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Program as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 (the “Securities Act”). Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

The Company shall furnish without charge to each person to whom the prospectus is delivered, on the written or oral request of such person, a copy of any and all of the documents incorporated by reference into this registration statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Requests should be directed to Magellan Petroleum Corporation, Attention: Susan M. Filipos, Controller, 7 Custom House Street, Portland, ME 04101, telephone: (207) 619-8500.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Company with the SEC are incorporated by reference into this Registration Statement:

(a)	The Company’s latest Annual Report on Form 10-K for the fiscal year ended June 30, 2010, filed with the SEC on September 28, 2010, pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	The Company’s current report on Form 8-K filed with the SEC on October 22, 2010;

(c)	The Company’s quarterly report on Form 10-Q filed with the SEC on November 12, 2010;

(d)	The Company’s current report on Form 8-K filed with the SEC on December 8, 2010;

(e)	The Company’s current report on Form 8-K filed with the SEC on December 13, 2010; and

(f)	The description of the Company’s Common Stock set forth in the Company’s registration statement filed under the Exchange Act, and any amendment or report filed under the Exchange Act for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered hereby have been sold or which deregisters all shares of Common Stock remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Certain information contained in this Registration Statement summarizes, is based upon, or refers to, information contained in one or more exhibits to this Registration Statement. Accordingly, the information contained herein is qualified in its entirety by reference to such documents and should be read in conjunction therewith.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The legality of the securities offered pursuant to this Registration Statement has been passed on by Murtha Cullina LLP, of Hartford, Connecticut. Edward B. Whittemore, Esq. is a partner of Murtha Cullina LLP and served as Corporate Secretary of the Company until December 8, 2010.

Item 6.	Indemnification of Directors and Officers.

The Company’s By-Laws and Article Sixteenth of the Company’s Restated Certificate of Incorporation provide that the Company shall enter into appropriate agreements with its Directors and Officers to both indemnify such Directors and Officers and advance funds for litigation expenses to the fullest extent permitted by the General Corporation Law of the State of Delaware (“DGCL”), as may be amended from time to time.

Section 145 of the DGCL permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney’s fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the Company, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Article Fifteenth of the Company’s Restated Certificate of Incorporation provides that no director of the Company will be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director except (a) for any breach of the director’s duty of loyalty to the Company or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit.

The Registrant has procured Directors and Officers liability insurance for wrongful acts. This is an indemnity policy for the Registrant to protect it against liability assumed or incurred under the above indemnification provisions, including defense provisions, on behalf of the directors and officers. The directors and officers are thus indemnified against loss arising from any civil claims or claims by reason of any wrongful act done or alleged to have been done while acting in their respective capacities as directors or officers. The policy excludes claims brought about or contributed to by dishonest, fraudulent, criminal or malicious acts or omissions by directors or officers.

As a supplement to and in furtherance of the provisions regarding indemnification of Directors and Officers contained in the Company’s Restated Certificate of Incorporation and its By-Laws, the Company has entered into written agreements with each of its Directors and Officers to indemnify and advance expenses to said individuals to the fullest extent permitted by Delaware law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4	Magellan Petroleum Corporation 1998 Stock Incentive Plan, as amended and restated through December 8, 2010, as filed as Exhibit 10.1 to the Company’s current report on Form 8-K on December 13, 2010, and incorporated by reference herein.

5	Opinion of Murtha Cullina LLP (filed herewith).

23.1	Consent of Deloitte & Touche LLP (filed herewith).

23.2	Consent of Murtha Cullina LLP (contained in their opinion filed as Exhibit 5).

24	Power of Attorney (included on the signature page of this Registration Statement).

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply to this registration on Form S-8, if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on December 14, 2010.

MAGELLAN PETROLEUM CORPORATION.

By:	/S/ WILLIAM H. HASTINGS
Name:	William H. Hastings
Title:	President and Chief Executive Officer

Each person whose signature to this Registration Statement appears below hereby appoints each of William H. Hastings and Antoine J. Lafargue as his or her attorney-in-fact to sign on his or her behalf individually and in the capacity stated below and to file all supplements, amendments and post-effective amendments to this Registration Statement, and any and all instruments or documents filed as a part of or in connection with this Registration Statement or any amendment or supplement thereto, and any such attorney-in-fact may make such changes and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ WILLIAM H. HASTINGS	President, Chief Executive Officer and a Director	December 14, 2010
William H. Hastings (Principal Executive Officer)

/S/ ANTOINE J. LAFARGUE	Chief Financial Officer and Treasurer	December 14, 2010
Antoine J. Lafargue (Principal Financial and Accounting Officer)

/S/ SUSAN M. FILIPOS	Controller	December 14, 2010
Susan M. Filipos (Controller)

/S/ J. ROBINSON WEST	Chairman of the Board	December 14, 2010
J. Robinson West

Signature	Title	Date

/S/ DONALD V. BASSO	Director	December 14, 2010
Donald V. Basso

/S/ NIKOLAY V. BOGACHEV	Director	December 14, 2010
Nikolay V. Bogachev

/S/ WALTER MCCANN	Director	December 14, 2010
Walter McCann

/S/ ROBERT J. MOLLAH	Director	December 14, 2010
Robert J. Mollah

/S/ RONALD D. PETTIROSSI	Director	December 14, 2010
Ronald D. Pettirossi

/S/ J. THOMAS WILSON	Director	December 14, 2010
J. Thomas Wilson

EXHIBIT INDEX

Exhibit No.	Description

4	Magellan Petroleum Corporation 1998 Stock Incentive Plan, as amended and restated through December 8, 2010, as filed as Exhibit 10.1 to the Company’s current report on Form 8-K on December 13, 2010, and incorporated by reference herein.

5	Opinion of Murtha Cullina LLP (filed herewith).

23.1	Consent of Deloitte & Touche LLP (filed herewith).

23.2	Consent of Murtha Cullina LLP (contained in their opinion filed as Exhibit 5).

24	Power of Attorney (included on the signature page of this Registration Statement).